Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated July 1, 2011, except for the retrospective application of the change in the capital structure as described in Note 1 to the consolidated financial statements, as to which the date is September 16, 2011, in Amendment No. 9 to the Registration Statement (Form S-1 No. 333-175298) and related Prospectus of Zynga Inc. for the registration of 115,000,000 shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

December 15, 2011